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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                                APRIL RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                  April 1994          Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $135.3  $129.7   $138.1   $435.8   $436.2   $434.8

FIFO Margin     $              39.4    37.1     39.7    113.0    116.4    116.0
     Margin     %             29.1%   28.6%    28.7%    25.9%    26.7%    26.7%

Total Expenses                 39.3    39.3     40.4    128.9    132.4    127.4

Gain on Dispos. of Properties     -       -        -      1.8      1.8        -
                             ---------------------------------------------------
EBIT                            0.1    (2.2)    (0.7)   (14.1)   (14.2)   (11.4)

Net Interest Expense            2.1     2.4      2.1      6.0      6.8      6.6
Non-Cash Inc. Tax Prov.(Ben.)  (6.5)   (6.8)       -     (6.5)    (6.8)       -
Extra. Chg., net of tax ben.    1.5     1.5        -      1.5      1.5        -
                             ---------------------------------------------------
Net Income (Loss)              $3.0    $0.7    ($2.8)  ($15.1)  ($15.7)  ($18.0)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)     (0.5)   (0.5)       -      1.5      1.5        -
Depr/Amort, LIFO, & other,net   0.3     0.0     (0.3)     1.2     (0.1)    (1.2)
                             ---------------------------------------------------
EBITDA                        ($0.1)  ($2.7)   ($1.0)  ($11.4)  ($12.8)  ($12.6)
                             ===================================================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Unrestricted Cash and Cash Equivalents                  $24.4    $27.9
Restricted Cash and Cash Equivalents                     56.6     67.8
Merchandise Inventories, LIFO                           506.8    504.2
Other Current Assets                                     37.6     34.6
                                                     ------------------
     Total Current Assets                               625.4    634.5
Net Fixed Assets                                         22.7     30.8
Other Assets and Deferred Charges                         1.1      1.1
                                                     ------------------
     Total Assets                                      $649.2   $666.4
                                                     ==================

Trade Accounts Payable                                 $110.3    $70.2
Short-Term Debt (Revolver)                               88.5    135.0
Other Current Liabilities                               239.5    255.2
                                                     ------------------
     Total Current Liabilities                          438.3    460.4
Long-Term Debt                                           43.1     42.9
Fresh-start Excess Net Assets (Negative Goodwill)        53.2     53.3
Unfavorable Lease Liability                              24.5     24.5
Other Long-Term Liabilities                              52.1     50.7
                                                     ------------------
     Total Liabilities & Fresh-St. Excess Net Assets    611.2    631.8
Paid-In-Capital                                          66.2     62.6
Retained Earnings (Deficit)                             (28.2)   (28.0)
                                                     ------------------
     Total Liabilities & Equity                        $649.2   $666.4
                                                     ==================

          * From revised plan reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income summary represents 309 stores as compared to 306 stores in April 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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